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Exhibit 5.1
May 5, 2017

Board of Directors
Eleven Biotherapeutics, Inc.
245 First Street, Suite 1800
Cambridge, MA 02142

Ladies and Gentlemen:

We are acting as counsel to Eleven Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 650,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), all of which shares are issuable pursuant to Inducement Award Agreements with certain employees, which were granted as an inducement material to the individuals party thereto entering into employment with the Company (together, the “Inducement Grant Agreements”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Inducement Grant Agreements, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a duly authorized committee thereof, and the Inducement Grant Agreements, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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